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                                                                   EXHIBIT 99.12

                        [LETTERHEAD OF UBS WARBURG LLC]

The Board of Directors
Medical Manager Corporation
669 River Drive
Elmwood Park, New Jersey 07407

Members of the Board of Directors:

UBS Warburg LLC ("UBS Warburg") hereby consents to the inclusion of the opinion letter of UBS Warburg as Annex E to, and to the reference thereto under the captions "SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS -- Opinions of financial advisors -- Medical Manager" and "THE MERGERS -- Opinions of Medical Manager's financial advisors -- Opinion of UBS Warburg" in, the Proxy Statement/Prospectus of Healtheon/WebMD Corporation ("Healtheon/WebMD"), Medical Manager Corporation ("Medical Manager") and CareInsite, Inc. ("CareInsite") relating to the proposed merger transactions involving Healtheon/WebMD, Medical Manager and CareInsite. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                      By: /s/ UBS Warburg LLC
                                      ------------------------------------------
                                          UBS WARBURG LLC

New York, New York
June 19, 2000